SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby entered into by and between Kelly Gill (“Executive”) and Diversicare Healthcare Services, Inc. (formerly known as Advocat Inc.), (hereinafter referred to as the “Company”) (collectively referred to hereinafter as “the Parties”).

WHEREAS, Executive and the Company entered into an Amended and Restated Employment Agreement effective as of April 1, 2012, as amended by Amendment No. 1 dated March 1, 2013 (“Employment Agreement” attached as Exhibit A);

WHEREAS, Executive and the Company have agreed that Executive shall resign from Executive’s position as Chief Executive Officer and Director of the Company and all positions Executive holds as an officer or director of any of the Company’s subsidiaries, effective July 6, 2018 (the “Resignation Date”); and

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s resignation from employment with the Company, but nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1.Payment Upon Resignation. On the next regularly scheduled pay day following the Resignation Date, the Company shall pay to Employee: (i) any earned or accrued, but unpaid Base Salary and vacation through the Resignation Date; and (ii) any unreimbursed business expenses accrued through the Resignation Date. The Company will deduct normal withholdings for federal and state income taxes and payroll taxes. Employee acknowledges that he is not owed any additional compensation, benefits, or payment by virtue of his employment, or termination of employment, except as provided pursuant to any benefit plans in which Employee has participated.

2.Separation Benefits. In exchange for the general release of claims and other good and valuable consideration, and only after the expiration of the seven day revocation period described in Section 13 below, the Company agrees to pay and provide to Executive the following:

The Company shall pay Executive in a lump sum an amount equivalent to twelve (12) months of Executive’s Base Salary, and an amount equal to $266,539.55 representing earned but unpaid 2018 incentive compensation, from which all proper taxes and withholdings will be taken, payable upon execution of this Agreement and expiration of the seven (7) day Revocation Period described below (“Salary Benefits”). The Company will also continue to provide group hospitalization, health, dental care and life insurance benefits that are in effect as of the Resignation Date as described in the Employment Agreement for a period of eighteen (18) months following the Resignation Date (collectively referred to with Salary Benefits as “Benefits”). Executive agrees that the Benefits are in addition to any compensation Executive has earned from the Company, and that Executive would not be entitled to the Benefits but for Executive’s execution of this Agreement.

In accordance with the 2010 Long-Term Incentive Plan and Section VIII(A) of the Employment Agreement, all unvested options (“Options”), SARs or restricted stock or restricted stock units granted to Executive under the Company’s 2005 Long-Term Incentive Plan, 2010 Long-Term Incentive Plan or other stock option program or plan (the “Plan”) shall be deemed vested, and the Company shall cause each Option, whether such Option vested prior to the Resignation Date or pursuant to this Agreement, to remain exercisable until October 6, 2018 and each SAR, whether such SAR vested prior to the Resignation Date or pursuant to this Agreement, to remain exercisable until January 15, 2019. Any restricted units that are held by the Executive on the Resignation Date shall become fully vested and settled in accordance with their terms. The outstanding Options, SARs, restricted stock and restricted stock units are detailed on the attached Exhibit B. As provided in Section VIII(E) of the Employment Agreement, Executive may require the Company to repurchase his vested Options and/or SARs for an amount equal to the difference between the fair market value of a share of the Company’s common stock on the Resignation Date and the per share exercise price set forth in the Option or SAR times the number of shares granted under the Option or SAR. The Company and Executive agree that Executive shall have until October 6, 2018 to give the Company written notice of his intent to exercise this right.

3.    General Release of Claims. (a) In consideration for the Company’s payment of the Benefits to the Executive as set forth in this Agreement, and for other good and valuable consideration, the Executive hereby releases and forever discharges the Company and each of its predecessors, assigns, former and current executives, representatives, partners, owners, parent companies, subsidiaries, affiliates, including any and all persons acting with any of them (collectively “Releasees”), from any and all causes of action, covenants, contracts, bonuses, agreements, claims, charges, complaints and demands whatsoever in law or equity, which the Executive (and the Executive’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter may have had by reason of any matter, arising out of the Executive’s employment with the Company and the termination thereof, up to and including the date of this Agreement, except for the rights and obligations created by this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which the Executive ever had or may have against any Releasee with respect to the Executive’s employment, the terms and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 645 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 14501, et. seq., and the Genetic Information Nondiscrimination Act (GINA), all claims under the Family and Medical Leave Act (FMLA), and/or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law, including any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.

THE EXECUTIVE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR

MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE.

4.    Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Releasees based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Releasees. The Parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or otherwise participating in an EEOC investigation, provided that if the EEOC or any third party obtains an award of damages from the Company on Executive’s behalf, Executive agrees to turn over any such amounts to the Company.

5.    No Admission of Wrongdoing or Liability. Nothing contained in this Agreement shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Releasees of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

6.    Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and will not reveal, or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present executive, officer or director of the Company or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between immediate family members or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

7.     Cooperation. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against Company or any other Releasee. The Executive shall cooperate with the Company and assist the Company on litigation matters following the date hereof, at the expense of the Company.
8.    Non-Disparagement. Executive agrees that he will not make any statements, publicly or otherwise, orally or in writing, disparaging the character, reputation or standing of the Company. Executive acknowledges that no provision of this Agreement is intended to prevent Executive from making a truthful report in good faith to any governmental agency with oversight authority over the Company.

9.    Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

10.     Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants with the Company in Section IX of the Employment Agreement, and that in accordance with the terms of the Employment Agreement, he is subject to those obligations as they remain in full force and effect following separation of his employment with the Company according to their terms.

11.    Breach of Agreement. If either party brings a claim for breach of the terms of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in the prosecuting or defending such an action. This Agreement is to be governed by the laws of the State of Tennessee. The Parties agree that venue and jurisdiction for any legal action arising out of or in connection with this Agreement shall be exclusively with courts of the State of Tennessee located in Davidson County, Tennessee or the United States District Court for the Middle District of Tennessee.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, executives, agents, legal counsel, heirs, successors and assigns.

13.    Warranties/Representations. Executive hereby warrants and represents that:

A.	He has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth herein;

B.	He is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C.	He has been informed of his right to consult with legal counsel of his own choice before executing this Agreement;

D.	He has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Company;

E.	The Benefits recited above constitute good and valuable consideration;

F.	He is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to him by the Company;

G.	He is not waiving rights or claims that may arise after the date this Agreement is executed;

H.	Except as specifically provided herein, he has been paid all compensation owed to him by the Company;

I.	He has had the right to consider the terms of this Agreement for a full 21 days and he hereby waives any and all rights to any further review period; and

J.
He has the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing during this seven (7) day period written notice of revocation to Board of Directors, Diversicare Healthcare Services, Inc., 1621 Galleria Blvd., Brentwood, TN 37027. If he revokes this Agreement during the seven-day period, the Agreement and all obligations hereunder become null and void in their entirety.

14.    Entire Agreement; Severability of Terms; Attorneys Fees; Consulting. This Agreement contains the entire understanding of the Parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, with the exception of the provisions of Section VIII F., IX, and X of the Employment Agreement, which remain in full-force and effect. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed in this Agreement, including Exhibits A & B to this Agreement. This Agreement may be amended or modified only by an agreement in writing, signed by both Parties. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect. The Company shall reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with this Agreement. The Executive will provide general operational and relationship consulting services to the Company as an independent contractor for a period of three (3) months following the date hereof, in exchange for payment of $10,000.00 per month. The Company may extend the consulting period for up to three (3) additional months on a month-to-month basis for the same monthly consideration.

15.    Compliance with the Older Worker Benefit Protection Act. Executive warrants and represents that he has been given the opportunity to review this Agreement with legal counsel and that he has had fair and full opportunity to consider its terms and enters into this Agreement willingly and knowingly and knows he has the right to review this Agreement for 21 days and to revoke it within seven (7) days after signing it. Executive has the right to sign this Agreement sooner than 21 days, and if he chooses to do so, he understands he is waiving his right to the full 21-day period.

16.    Counterparts; Electronic Signatures.  This Agreement may be executed by facsimile and/or electronic signature in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimile and electronic signatures shall, for all purposes, be treated as originals.

[Signatures follow on next page.]

Dated: July 10, 2018             _/s/ Kelly Gill_______________________
KELLY GILL

Dated: July 10, 2018	DIVERSICARE HEALTHCARE SERVICES, INC.

By: _/s/ James R. McKnight, Jr._________
JAMES R. MCKNIGHT, JR., CHIEF EXECUTIVE OFFICER

EXHIBIT A
Employment Agreement

See the Company's 2017 Form 10-K exhibit 10.28 for Kelly Gill's employment agreement and exhibit 10.31 for Mr. Gill's amended employment agreement.

EXHIBIT B
Outstanding Options, Restricted Stock and Restricted Stock Units

1.	Options/SARs Exercise Price

a.	50,000 $5.60

b.	35,000 $6.21

c.	15,000 $5.45

2.	Restricted Stock Unvested, which will vest upon resignation

a.	25,000 granted 3/11/16 8,333

b.	25,000 granted 3/13/17 16,667

c.	25,000 granted 3/13/18 25,000

3.	Restricted stock Units – Will vest upon resignation

a.	10,719 purchased 3/13/17 paid $90,900 or $8.48/share

b.	2,977.46 purchased 3/13/18 paid $20,604 or $6.92/share

4.	Accrued dividends (as of 6/30/18)

a.	386.53 on 2018 restricted stock

b.	623.55 on 2017 restricted stock

c.	521.21 on 2016 restricted stock

d.	401.32 on 2017 RSUs

e.	46.04 on 2018 RSUs

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